STOCK PURCHASE AGREEMENT


                              between


                         RENDA BROADCASTING


                                CORPORATION


                                and


                        SNG HOLDINGS, INC.


                      the sole stockholder of


                     NELSON TOWER CORPORATION
                        ___________________



                          August 31, 1995

                        ___________________







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                                   Page i

                     TABLE OF CONTENTS


Page 1.Sale and Purchase of
Shares..............................1
     1.1  Sale of
Shares...................................1
     1.2  Purchase Price and Payment for
Shares............1
          1.2.1  Purchase
          Price............................1 1.2.2
          Payment of Purchase Price.................1
     1.3  Delivery of
Shares...............................1
     1.4  Escrow
Deposit...................................1
     1.5  Closing; Closing
Date............................2
     1.6  Transactions at the
Closing......................2

2.   Representations and Warranties of
Seller..............3
     2.1  Title to
Shares..................................3
     2.2  Due Incorporation and
Qualification..............4
     2.3  Authority to Execute
Agreements..................4
     2.4  Outstanding Capital
Stock........................4
     2.5  Options or Other
Rights..........................4
     2.6  Governing
Documents..............................4
     2.7
Liabilities......................................5
     2.8  Compliance with Laws.............................5
     2.9  Litigation.......................................5
     2.10  Contracts and Other Agreements..................6
     2.11  Real Property...................................6
     2.12  Insurance.......................................7
     2.13  Indebtedness and Guaranties.....................7
     2.14  Environmental...................................7
     2.15  Personal Property...............................8
     2.16  Consents........................................8
     2.17  Insolvency Proceedings..........................8
     2.18  Partnership Agreement...........................9
     2.19  License Agreements..............................9
     2.20  Financial Statements............................9
     2.21  Taxes..........................................10
     2.22  Undisclosed Liabilities........................10
3.   Representations and Warranties of Buyer..............10
     3.1  Due Incorporation...............................10
     3.2  Corporate Power of Buyer........................10
     3.3  Purchase for Investment.........................11

4.   Covenants and Agreements.............................11
   4.1  Expenses........................................11
   4.2  Further Assurances..............................11

5.   Covenants of Seller..................................11
     5.1  Continued Operation of Company..................11
     5.2  Third Party Consents............................11
     5.3  Encumbrances....................................12
     5.4  Assignment of Assets............................12
     5.5  Insurance.......................................12

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                                   Page ii
6.   Conditions Precedent to the Obligation of Buyer to
Close12
     6.1  Representations and Covenants...................12
     6.2  Governmental Permits and Approvals..............12
     6.3  Third Party Consents............................12
     6.4  Litigation......................................13
     6.5  Delivery of Stock Certificates;
          Transfer Taxes.................................13
     6.6  Delivery of Charter Documents....................13
     6.7  Delivery of Books and Records....................13
     6.8  Delivery of Resolutions........................13
     6.9  Opinion of Counsel...............................13
     6.10 Title Commitment...............................13
     6.11 Survey.........................................14
     6.12 Inspection of Property.........................14
     6.13 Simultaneous Closing...........................14

7.   Conditions Precedent to the Obligation of Seller to
Close14
     7.1  Representations and Covenants...................14
     7.2  Litigation......................................14
     7.3  Opinion of Counsel..............................15
     7.4  Escrow Agreement................................15

8.   Survival of Representations and
    Warranties of Seller.................................15

9.   Indemnification......................................15
     9.1  Indemnification by Seller.......................15
     9.2  Indemnification by Buyer........................15
     9.3  Notification of Claims..........................16
     9.4  Limitation on Indemnification...................17

10.  Termination of Agreement.............................17
     10.1
Termination....................................17
     10.2
Survival.......................................19

11.
Miscellaneous........................................19
     11.1
Assignment...................................20
     11.2
Brokerage....................................20
     11.3    Entire
Agreement.............................20
     11.4
Headings.....................................21
     11.5    Governing
Law................................21
     11.6
Notices......................................21
     11.7    Consent to
Jurisdiction......................22
     11.8    Public
Announcements.........................22
     11.9    No Third Party
Beneficiaries.................22
     11.10   Variations in
Pronouns.......................22
     11.11
Counterparts.................................22

                                   Page iii
     11.12   Exhibits and
Schedules........................23
     11.13   Bulldog License
Agreements....................23

                 STOCK PURCHASE AGREEMENT




          AGREEMENT dated August 31, 1995, between RENDA BROADCASTING CORPORATION, a Pennsylvania corporation (the "Buyer" or "Renda"), and SNG HOLDINGS, INC., a Delaware corporation (the "Seller"), the sole holder of all of the issued and outstanding shares of capital stock of NELSON TOWER CORPORATION, a Delaware corporation (the "Company").

          The Company has no business other than its undivided one-half interest in Bulldog Tower Partners, a partnership organized under the laws of the State of Georgia (the "Partnership"), and its license with the Partnership (the "License Agreement").  Seller is the beneficial and record owner of all of the issued and outstanding shares (the

"Shares") of capital stock of the Company.  Seller wishes to sell and

Buyer wishes to purchase the Shares upon the terms and subject to the conditions of this Agreement.

          Accordingly, the parties agree as follows:





1.   SALE AND PURCHASE OF SHARES.

               1.1  SALE OF SHARES.  At the Closing (as defined in
Section 1.5), Seller shall sell the Shares to Buyer and Buyer shall purchase the Shares for the purchase price provided in Section 1.2.


              1.2  PURCHASE PRICE AND PAYMENT FOR SHARES.


                    1.2.1 PURCHASE PRICE. The aggregate purchase price for the Shares (the "Purchase Price"), is SIX HUNDRED THOUSAND DOLLARS (US$600,000.00) to be paid in cash at the Closing.


                    1.2.2 PAYMENT OF PURCHASE PRICE. At the Closing, the Purchase Price shall be paid by Buyer to Seller in cash by wire transfer of immediately available funds in dollars to the bank account designated by Seller at least two days prior to the Closing.
               1.3 DELIVERY OF SHARES. At the Closing, Seller shall deliver to Buyer stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.
               1.4 ESCROW DEPOSIT. As security for Buyer's failure to Close (as defined below) and as an inducement for

                                   Page 2
Seller to perform its obligations hereunder, Buyer shall deposit with Paul, Weiss, Rifkind, Wharton & Garrison (the "Escrow Agent") in a separate account maintained for such purpose an amount equal to Twenty Six Thousand Seven Hundred Seventy Dollars (US$26,770.00) (the "Escrow Deposit"), which Escrow Deposit shall be held and disbursed by the Escrow Agent, in the event of a termination of this Agreement, pursuant to Section 10.1(c), (d) or
(e) herein and, upon Closing, disbursed to Seller in partial satisfaction of the Purchase Price. Buyer and Seller agree that the rate of interest in respect of the Escrow Deposit shall be determined by Buyer and Seller, and further agree that such interest shall accrue, and be payable, to Buyer.

               1.5 CLOSING; CLOSING DATE. The closing of the sale and purchase of the Shares contemplated hereby (the "Closing") shall take place at 10:00a.m. on a mutually agreed upon date and place within five
(5) days after the Commission's approval of the Assignment Application for Nelson Broadcasting Corporation's ("Nelson") Assignment of radio station WWRD to Renda as contemplated by that certain Asset Purchase Agreement of even date herewith (the "Jacksonville Agreement"), becomes a Final Order, or such other time and place as shall be mutually agreed upon by the parties. The date upon which the Closing occurs is herein called the "Closing Date."

               1.6  TRANSACTIONS AT THE CLOSING.

                    (a) At the Closing, Seller shall deliver to Buyer the following:

                         (i)  the certificate contemplated by
     Section 6.1;

                        (ii)  a copy of the resolutions of the board
     of directors of Seller authorizing the execution, delivery and performance of this Agreement and the agreements and documents listed in Section 1.6 of the Disclosure Schedule (the
   "Ancillary Agreements"), if any, and the consummation of the transactions contemplated hereby and thereby, together with a certificate of the Secretary of Seller, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                      (iii)the certificates for the Shares as
     described in Section 6.5;

     (iv) all books, records and tax returns relating to the Company;

                                   Page 3
                       (v)  a copy of the resolution of the board
     of directors of Osborn Communications Corporation ("OCC") authorizing the execution, delivery and performance by OCC of an indemnification agreement contained in Section 9 hereof, together with a certificate of OCC dated as of the Closing
     Date, that such resolutions were duly adopted and are in full force and effect;
                     (vi) the opinion of counsel for Seller,
     dated the Closing Date, as described in Section 6.9; and
     (vii) such other documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby.
               (b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                (i)  the Purchase Price;

             (ii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby, together with a certificate of the Secretary of Buyer dated as of Closing Date, that such resolutions were duly adopted and are in full force and effect;

              (iii)  the certificate contemplated by Section 7.1;

             (iv) the opinion of counsel for Buyer, dated the Closing Date, as described in Section 7.3; and

              (v) such other documents and instruments as Seller may reasonably request to consummate the transactions contemplated hereby.

          2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

               2.1 TITLE TO SHARES. Seller owns beneficially and of record, free and clear of any lien or other encumbrance, the Shares and, upon delivery of and payment for the Shares as herein provided, Buyer will acquire good and valid title thereto, free and clear of any lien or other encumbrance.

                                   Page 4
               2.2 DUE INCORPORATION AND QUALIFICATION. Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own and operate its assets, properties and business. The Company is duly qualified or otherwise authorized as a foreign organization to transact business and is in good standing in each jurisdiction set forth next to its name in Section 2.2 of the Disclosure Schedule.

               2.3 AUTHORITY TO EXECUTE AGREEMENTS. The execution and delivery of this Agreement has been duly and validly authorized and approved by the board of directors of Seller, and Seller has the corporate power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller enforceable against Seller in accordance with its terms. None of the execution, delivery or performance of this Agreement or compliance by Seller with the terms and provisions hereof will (i) conflict with or violate any provision of the Certificate of Incorporation or By-laws (or comparable governing or organizational documents) of Seller or the Company; (ii) violate any order, judgment, injunction, decree, regulation or ruling of any court or other governmental authority, to which Seller, the Company or the Shares is subject; or (iii) violate any material agreement, lease or contract, written or oral, to which Seller or the Company is subject. This
Agreement shall constitute the valid and binding obligation of Seller with respect to the terms hereof.
               2.4 OUTSTANDING CAPITAL STOCK. The Company is authorized to issue 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding.
               2.5 OPTIONS OR OTHER RIGHTS. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company or Seller any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind convertible into such capital stock.
               2.6 GOVERNING DOCUMENTS. The Company and Seller have each heretofore delivered to Buyer true and complete copies of the Certificate of Incorporation (certified by the Secretaries of State or other appropriate officials of their respective jurisdictions of

                                   Page 5
incorporation) and By-laws or comparable organizational or governing instruments (certified by the Secretaries thereof) of the Company and Seller, respectively, as in effect on the date hereof.

               2.7 LIABILITIES. Except as set forth in Schedule 2.7 of the Disclosure Schedule, the Company is not subject to any liabilities either directly or as a partner in the Partnership.

               2.8 COMPLIANCE WITH LAWS. Neither Seller, the Company nor the Partnership has received any notice asserting any non-compliance with any applicable statute, rule or regulation (federal, state or local) whether or not related to the business of the Company which would have any material adverse effect on the business of the Company or the Partnership. Neither Seller, the Company nor the Partnership is in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or to any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Each of Seller, the Company and the Partnership is in compliance in all material respects with all laws, permits, regulations governmental orders and local zoning ordinances (in which case only to the extent that such local zoning ordinances are directly applicable to the business or Real Property of the Company or the Partnership) and, except with respect to local zoning ordinances, whether or not applicable to the conduct of the business of the Company or the Partnership and any other business or operations conducted by Seller.

               2.9 LITIGATION. Except as set forth in Section 2.9 of the Disclosure Schedule, neither Seller, the Company nor the Partnership is subject to any judgment, award, order, writ, injunction, arbitration decision or decree, and there is no litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller, the Company, or the Partnership in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the business, property, assets or condition (financial or otherwise) of the Company or the Partnership or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement. In particular, but without limiting the generality of the foregoing, except as set forth in Section 2.9 of the Disclosure Schedule, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened before the

                                   Page 6
Commission or any other governmental organization with respect to the business or operation of the Company or the Partnership which would reasonably be expected to have any material adverse effect upon the Company or the Partnership other than applications, complaints or proceedings which affect the broadcast industry generally.

               2.10 CONTRACTS AND OTHER AGREEMENTS. Section 2.10 of the Disclosure Schedule contains a true and complete list of all contracts including all license agreements entered into by the Company and the Partnership (the "Contracts"). Seller has delivered to Buyer true and complete copies of all such Contracts in the possession of Seller, which are in writing, including any and all amendments and other modifications to same. All such Contracts are valid, binding and enforceable by Seller, the Company or the Partnership (as the case may be) in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Neither Seller nor the Company has notice of any claim by any third party that any such Contract is unenforceable. Seller, the Company or the Partnership (as the case may be) has complied in all material respects with all such Contracts to which it is a party, and neither Seller, the Company nor the Partnership is in default beyond any applicable grace periods under any of same, and to the knowledge of Seller no other contracting party is in material default under any of same. The execution of this Agreement and the transfer of the Shares will not materially affect the validity, enforceability and continuity of any such Contracts.

               2.11  REAL PROPERTY.

                     (a) The land as set forth in Section 2.11(a) of the Disclosure Schedule (the "Land") together with the improvements located on the Land constitute the real property owned by the Company or the Partnership (the "Real Property"). Except as set forth in
Section 2.11(b) of the Disclosure Schedule, neither the Company nor the Partnership owns any Real Property or holds any options or contractual obligations to purchase or acquire any Real Property, or is a party to any lease agreement with respect to any Real Property. All improvements, structures and fixtures on the Real Property, or subject to leases, are in good operating condition and repair, and fit for their current use, subject only to normal wear and tear.

                     (b) To the knowledge of Seller, there does not exist any actual or threatened or contemplated

                                   Page 7
condemnation or eminent
domain proceedings that affect any Real Property or any part thereof.

                     (c)  To the knowledge of Seller, there is no
actual or pending imposition of any assessments for public improvements with respect to any Real Property.

                     (d) To the knowledge of Seller, no Real Property or portion thereof has suffered any damage by fire or other casualty that has not heretofore been completely restored to its original condition.

               2.12 INSURANCE. Section 2.12 of the Disclosure Schedule contains a true and complete list of all of the insurance policies of the Company and the Partnership, respectively. All such policies are in full force and effect and Seller has received no notice of cancellation with respect thereto.

               2.13 INDEBTEDNESS AND GUARANTIES. Section 2.13 of the Disclosure Schedule sets forth a complete list and description of all contracts and other agreements relating to indebtedness or guaranties of indebtedness by which the Company or the Partnership is bound or to which any of their respective properties or assets are subject.
               2.14 ENVIRONMENTAL. As of the date hereof, neither Seller, the Company nor the Partnership has unlawfully disposed of any Hazardous Waste, including any Polychlorinated Biphenyls ("PCBs"), in a manner which has caused, or could cause, Buyer to incur a material liability under applicable law in connection therewith; and Seller warrants that the technical equipment included in the Personal Property does not contain any Hazardous Waste that is required by law to be removed, or, if any equipment does contain Hazardous Waste, that such equipment is stored and maintained in compliance with applicable law. As of the date hereof, Seller, the Company and the Partnership have complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Company and its operations, including but not limited to the Commission's guidelines regarding RF radiation. No Hazardous Waste has been disposed of by Seller, the Company or the Partnership, and, to the best of Seller's knowledge, no Hazardous Waste has been disposed of by any other person, on the Real Property in a condition which requires investigation or remediation pursuant to Environmental Laws. As used herein, the term "Hazardous Waste" shall mean all materials regulated by any federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including,

                                   Page 8
without limitation, ambient air, surface water, ground water, land surface or subsurface strata). If Seller learns between the date of this Agreement and the Closing Date that Seller is in breach of the representation and warranty set forth in this Section
2.14 and such breach is attributable to Seller's action or failure to act prior to the Commencement Date (as defined in that certain Local Marketing Agreement, dated August 31, 1995, between Nelson Broadcasting Corporation and Buyer), Seller shall begin remedial action promptly, if such is required by Environmental Laws, and shall use reasonable best efforts to complete such remedial action to the satisfaction of Buyer before the Closing Date.

               2.15 PERSONAL PROPERTY. Section 2.15 of the Disclosure Schedule contains a true and complete list of the Personal Property. Except for those assets designated on Section 2.15 of the Disclosure Schedule as being subject to lease agreements, the Company or the Partnership owns and has, and will have on the Closing Date, good and marketable title to such Personal Property, and none of such Personal Property on the Closing Date will be subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance. The Personal Property is in all material respects in good operating condition, ordinary wear and tear excepted, and is available for immediate use in the conduct of the business of the Company and the Partnership. The Personal Property includes such items and equipment necessary to conduct in all material respects the business of the Company and the Partnership as now conducted.

               2.16 CONSENTS. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Seller of this Agreement.
Except as set forth in Section 2.16 of the Disclosure Schedule, no consent of any other party (including, without limitation, any party to any lease of Real Property or Contract) is required for the execution, delivery and performance by Seller of this Agreement or the Escrow Agreement.

               2.17 INSOLVENCY PROCEEDINGS. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, the Company or the Partnership are pending or, to Seller's knowledge, threatened, and neither Seller, the Company nor the Partnership has made any assignment for the benefit of creditors, or taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

                                   Page 9
             2.18  PARTNERSHIP AGREEMENT.  The Partnership
Agreement dated June 10, 1988 between the Company and Suburban Tower Company constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject in the case of enforcement to bankruptcy, insolvency, reorganization, fraudulent conveyance, transfer, moratorium or other laws relating to or affecting creditors' rights generally and to general principles of equity. To the knowledge of Seller, there exists no obligation of the Company to contribute additional capital contributions to the Partnership at the date hereof, and the partners of the Partnership have made no claim on the Company for additional capital contributions. ExhibitA is a true and complete copy of the Partnership Agreement.

               2.19  LICENSE AGREEMENTS.

                      (a) The License Agreement dated as of August1, 1989 between the Company and the Partnership (the "Nelson License") constitutes the legal, valid and binding obligations of the Company and the Partnership, enforceable against each of the Company and the Partnership in accordance with its terms, subject in the case of enforcement to bankruptcy, insolvency, reorganization, fraudulent conveyance, transfer, moratorium or other laws relating to or affecting creditors' rights generally and to general principles of equity. The execution, delivery or performance of this Agreement or compliance by Seller with the terms and provisions hereof will not violate the terms of the Nelson License. WWRD and WIOI are successor call letters to WGIG.

                      (b) The License Agreement dated as of August 1, 1989 between the Partnership and Suburban Tower Corporation ("Suburban") (the "Suburban License") constitutes the legal, valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with its terms, subject in the case of enforcement to bankruptcy, insolvency, reorganization, fraudulent conveyance, transfer, moratorium or other laws relating to or affecting creditors' rights generally and to general principles of equity. The execution, delivery or performance of this Agreement or compliance by Seller with the terms and provisions hereof will not violate the terms of the Suburban License.

               2.20  FINANCIAL STATEMENTS.  Section 2.20 of the
Disclosure Schedule contains a copy of the unaudited statement of income, and the related balance sheet for the Company and the Partnership, respectively, for the year ending December 31, 1994 and the six-month period ending

                                   Page 10
June 30, 1995 (the "Financial Statements"). The financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles and in accordance with policies and procedures of the Corporation applied thereto, consistently applied. The Financial Statements present fairly the financial condition and results of operations of the Company and the Partnership (as the case may be) for the periods indicated in all material respects.

               2.21 TAXES. To Seller's knowledge, each of Seller, the Company and the Partnership has (i)duly and timely filed, or has received extensions in respect thereof of, all federal, state or local income, sales, property, payroll and other tax returns and forms required to be filed, which, if not filed, could reasonably be expected to have a material adverse effect on the business of the Company or the Partnership, and (b),other than these taxes, assessments, excises, interest, penalties, deficiencies and levies payable by the landlords under any real property leases, has or will have paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and levies required to be paid prior to the Closing Date.
               2.22 UNDISCLOSED LIABILITIES. To the knowledge of Seller, there has been no failure to disclose any material obligations of Seller, the Company or the Partnership, except obligations incurred in the ordinary and usual course of business.
          3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:
               3.1 DUE INCORPORATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. As of the Closing Date, Buyer is in good standing under the laws of the Commonwealth of Pennsylvania and is qualified to do business in the States of Georgia, Florida and Oklahoma.
               3.2 CORPORATE POWER OF BUYER. The execution and delivery of this Agreement has been duly and validly authorized and approved by the board of directors of Buyer, and Buyer has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, performance hereof, and compliance by Buyer with the terms
                                   Page 11
and provisions hereof, will not conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Buyer, (b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Buyer is subject, or (c) any material agreement, lease or contract, written or oral, to which Buyer is subject. This Agreement will constitute the valid and binding obligation of Buyer with respect to the terms hereof.

               3.3 PURCHASE FOR INVESTMENT. Buyer is purchasing the Shares for investment and not for resale or distribution, other than resale by Buyer to a direct or indirect subsidiary thereof.

          4. COVENANTS AND AGREEMENTS. The parties covenant and agree as follows:

              4.1 EXPENSES. Except as separately agreed by Buyer and Seller in writing and except as otherwise specifically provided herein, Buyer and Seller shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

               4.2 FURTHER ASSURANCES. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing.

          5.   COVENANTS OF SELLER.

               5.1 CONTINUED OPERATION OF COMPANY. Seller shall continue to operate the Company and shall cause the Company to operate the Partnership in the manner in which the Company or the Partnership has been operated heretofore, in the usual and ordinary course of business, in conformity with all material applicable laws, ordinances, regulations, rules and orders, and in accordance with the License Agreement. Neither Seller nor the Company shall enter into or amend, nor consent to the Partnership entering into or amending, any contracts or commitments involving expenditures by Seller or the Company or the Partnership in an aggregate amount in excess of $2,500.
               5.2  THIRD PARTY CONSENTS.  Seller shall use
commercially
reasonable efforts to obtain from any third

                                   Page 12
party waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents necessary for the consummation of the transactions contemplated by this Agreement.

               5.3 ENCUMBRANCES. Seller shall not suffer or permit the creation of any mortgage, conditional sales agreement, security interest, lease, lien, hypothecation, deed of trust or pledge, encumbrance, restriction, liability, charge, or imperfection of title with respect to the Company.

               5.4 ASSIGNMENT OF ASSETS. Seller shall not sell, assign, lease or otherwise transfer or dispose of any of the assets of the Company or the Partnership, whether now owned or hereafter acquired, except for retirements in the normal and usual course of business or in connection with the acquisition of similar property or assets.

               5.5 INSURANCE. Seller shall maintain at all times between the date hereof and the Closing Date all policies listed in
Section 2.12 of the Disclosure Schedule or else replace such policies with comparable policies.

          6. CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE. The obligation of Buyer to enter into and complete the Closing is subject, at its option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

               6.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date in all material respects. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date. Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by an authorized officer of Seller, to the foregoing effect and stating that all conditions to Buyer's obligations hereunder have been satisfied.

               6.2 GOVERNMENTAL PERMITS AND APPROVALS. All permits required for the lawful consummation of the Closing shall have been obtained.

               6.3 THIRD PARTY CONSENTS. All consents, permits and approvals from parties to contracts or other agreements with the Company or with Seller that may be required in connection with the performance by Seller of its obligations under this Agreement or the continuance of such
                                   Page 13
contracts or other agreements with the Company after the Closing shall have been obtained.

               6.4 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body or any other person, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the reasonable opinion of Buyer, a material adverse effect on the business of the Company.
               6.5 DELIVERY OF STOCK CERTIFICATES; TRANSFER TAXES. Seller shall have delivered to Buyer at the Closing stock certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer. Seller shall have paid, or caused to be paid, all stock transfer and other taxes required to be paid in connection with the sale and delivery to Buyer of the Shares, and shall have caused all appropriate stock transfer tax stamps to be affixed to the certificate or certificates representing the Shares.

               6.6 DELIVERY OF CHARTER DOCUMENTS. Seller shall have delivered to Buyer true and complete copies of the Certificate of Incorporation (certified by the Secretaries of State or other appropriate officials of their respective jurisdictions of incorporation) and By-laws or comparable organizational or governing instruments (certified by the Secretaries thereof) of Seller and the Company, respectively.

               6.7 DELIVERY OF BOOKS AND RECORDS. Seller shall have delivered to Buyer the books, records and tax returns of the Company, including records related to the Partnership in the possession of Seller.

               6.8 DELIVERY OF RESOLUTIONS. Seller shall have delivered to Buyer a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement.

               6.9 OPINION OF COUNSEL. Seller shall have delivered to Buyer an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Seller, substantially in the form attached hereto as ExhibitB.

               6.10 TITLE COMMITMENT. Seller shall have obtained a title commitment for an ALTA 92 Owner's Policy of title insurance in favor of Buyer with respect to the Real

                                   Page 14
Property issued by a title insurer reasonably acceptable to both Buyer and Seller in the amount of the reasonably estimated fair market value of the Real Property, which title commitment may be subject to the permitted liens and encumbrances set forth in Schedule 2.11(c)(the "Permitted Liens" )(the "Title Commitment"). The reasonable cost of the Title Commitment shall be paid by Buyer.

               6.11 SURVEY. Seller shall at its own expense order a current survey reasonably acceptable to Buyer of the Real Property prepared by a surveyor licensed by the State of Georgia, which survey shall include (a) any encroachments from adjoining parcels onto the Real Property; (b) the distances and bearings of all boundaries of the Real Property and whether any improvements of Seller encroach on any real property not part of the Real Property; and (c) any special flood hazard area as designated by any governmental body affecting the Real Property (the "Survey").

               6.12 INSPECTION OF PROPERTY. Buyer shall have inspected the Real Property.

               6.13 SIMULTANEOUS CLOSING. The Closing between Buyer and Nelson in respect of the Jacksonville Agreement shall occur simultaneously with the Closing hereunder.

          7. CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE. The obligation of Seller to enter into and complete the Closing is subject, at its option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

               7.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an officer of Buyer, to the foregoing effect and stating that all conditions to Seller's obligations hereunder, have been satisfied.

               7.2 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body or any person, to restrain, modify or prevent the carrying out of the transactions

                                 Page 15
contemplated hereby, or to seek damages or a discovery order in connection with such transactions.

               7.3 OPINION OF COUNSEL. Buyer shall have delivered to Seller an opinion of counsel to Buyer substantially in the form of Exhibit C addressed to and reasonably satisfactory to Seller.

               7.4 ESCROW AGREEMENT. Seller and Buyer shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit D.

          8.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLER.
All representations and warranties shall survive the Closing hereunder for a period of nine (9) months after the Closing Date (such 9-month period being the "Indemnification Period") for the benefit of the parties hereto and their successors and assigns. The covenants and agreements of the parties hereto shall survive the Closing in accordance with their terms.

          9.   INDEMNIFICATION.

               9.1 INDEMNIFICATION BY SELLER. From and after the Closing Date, Seller and OCC agree to and shall jointly and severally indemnify, defend and hold Buyer harmless, and shall reimburse Buyer for and against any and all actions, losses, expenses, damages, liabilities, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto) resulting from or arising out of:

                     (a) Any breach by Seller of any representation or warranty contained in this Agreement or in any certificate furnished to or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

                     (b) Any failure to comply with any covenant of Seller contained in this Agreement or in any certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby; and

                     (c)  Any liabilities of any kind or nature,
absolute or contingent of the Company, including, without limitation, any liabilities relating to the business of the Company and the Partnership prior to the Closing Date other than the liabilities set forth on Schedule 2.7.

               9.2 INDEMNIFICATION BY BUYER. From and after the Closing Date, Buyer agrees to and shall indemnify, defend and hold Seller harmless, and shall reimburse Seller

                                 Page 16
for and against any and all actions, losses, expenses, damages, liabilities, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto) resulting from or arising out of:

                     (a) Any breach by Buyer of any representation or warranty contained in this Agreement or in any certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

                     (b) Any failure to comply with any covenant of Buyer contained in this Agreement or in any certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby; and

                     (c)  Any liabilities of any kind or nature,
absolute or contingent, relating to or arising from the business of the Company subsequent to the Closing Date.

               9.3  NOTIFICATION OF CLAIMS.

                     (a)A party entitled to be indemnified pursuant to Sections 9.1 or 9.2 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Section 9 within thirty
(30) days after the receipt of a written notice thereof from the Indemnified Party.

                     (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 9.1 or 9.2, the Indemnifying Party shall have the right to employ counsel acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 9.3(a) of its election to defend in good faith any

                                   Page 17
such third party claim or demand.
So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. Upon payment of any claim or demand pursuant to this Section 9, the Indemnifying Party shall, to the extent of payment, be subrogated to all rights of the Indemnified Party.

               9.4 LIMITATION ON INDEMNIFICATION. Notwithstanding any provision contained herein, (a)if Buyer has actual knowledge of a breach by Seller of any representation, warranty, covenant or agreement hereunder and Buyer closes notwithstanding such breach, Seller shall not be responsible for any claim arising from such breach and Buyer shall not be indemnified for such breach hereunder, and (b)if Seller has actual knowledge of a breach by Buyer of any representation, warranty, covenant or agreement hereunder and Seller closes notwithstanding such breach, Buyer shall not be responsible for any claim arising from such breach and Seller shall not be indemnified for such breach hereunder.
          10.  TERMINATION OF AGREEMENT.
               10.1  TERMINATION.
                     (a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time by:

                          (i)the mutual written consent of the parties
hereto;
                         (ii) either Buyer or Seller if the
     Closing in respect of the Jacksonville Agreement does not occur before June 30, 1996, PROVIDED, HOWEVER, that the party seeking termination under this Section 10.1(a)(ii) shall not have prevented the Closing from occurring;

                        (iii) either Buyer or Seller if the
Assignment Application in respect of the Jacksonville Agreement is not granted within nine (9) months from the date the FCC Form 314 is placed on Commission public notice (through no fault of the terminating

                                 Page 18
     party) or is denied by the Commission by a Final Order or is designated for hearing by the Commission, PROVIDED, HOWEVER, that, in the event the Assignment Application is designated for hearing by the Commission, the provisions of Section 10.1(e) shall apply;

                         (iv) Buyer, if any of the conditions set forth in Section 6 shall have become incapable of fulfillment, and shall not have been waived by Buyer, or if Seller or the Company shall have breached in any material respect any of their representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing; or

                         (v)  Seller, if any of the conditions set
     forth in Section 7 shall have become incapable of fulfillment, and shall not have been waived by Seller, or if Buyer shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing.

               (b) In the event of the termination of this Agreement by
Buyer or Seller pursuant to this Section 10.1, written notice thereof shall promptly be given to the other party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any party.

               (c) In the event Seller terminates this Agreement under
Section 10.1(a)(ii), (iii) or (v) Buyer shall forfeit the Escrow Deposit to Seller, except in the event Buyer also has the right to terminate under Section 10.1(a)(ii) or (iii) the Escrow Deposit shall be returned to Buyer.

               (d)   In the event Buyer terminates this Agreement under
Section 10.1(a)(ii), (iii) or (iv) the Escrow Deposit shall be returned to Buyer.

               (e) The time for Commission approval provided in Section
10.1(a)(iii) notwithstanding, either party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment Application in respect of the Jacksonville Agreement is designated for hearing by the Commission, PROVIDED, HOWEVER, that written notice of termination must be given within twenty (20) days after release of the Hearing Designation Order and that the party giving such notice is not in default and has otherwise

                                   Page 19
complied with its obligations under this Agreement. Upon termination pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder and the Escrow Deposit shall be returned to Buyer.

               (f) It is further PROVIDED, HOWEVER, that no party may terminate this Agreement if such party is in default hereunder, or if a delay in any decision or determination by the Commission respecting the Assignment Application in respect of the Jacksonville Agreement has been caused or materially contributed to (i)by any failure of such party to furnish, file or make available to the Commission information within its control; (ii)by the willful furnishing by such party of incorrect, inaccurate or incomplete information to the Commission; and
(iii)by any other action taken by such party for the purpose of delaying the Commission's decision or determination respecting the Assignment Application. Upon such termination for failure of the Commission to act, the parties shall be released and discharged from any further obligation hereunder.

               (g) A party shall be deemed to be in default under this
Agreement only if such party has materially breached or failed to perform its obligations hereunder, and non-material breaches or failures shall not be grounds for declaring a party to be in default, postponing the Closing, or terminating this Agreement.

               (h) Neither the rights nor the remedies of either Buyer or Seller under Section 10.1(c), (d) or (e) shall prejudice any other rights or remedies either Buyer or Seller may have under this Agreement.

               (i) If the Closing occurs, the Escrow Deposit shall be applied to the Purchase Price at Closing.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.

               10.2 SURVIVAL. In the event this Agreement is terminated and the transactions contemplated hereby are not consummated as described herein, this Agreement shall become void and of no further force and effect, except to the extent that the provisions of Sections
4.1 or 10.1(c), (d) or (e) apply.

          11.  MISCELLANEOUS.

               11.1    ASSIGNMENT.

                     (a) This Agreement shall not be assigned or conveyed by either party hereto to any other person or entity without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Buyer may assign this Agreement without Seller's prior consent to one or more corporations or other entities controlled by Buyer. Subject to the foregoing, this Agreement shall be binding and shall inure to the benefit of the parties hereto, their successors and assigns.
                     (b) Notwithstanding anything to the contrary set forth herein, Buyer may assign and transfer to any entity providing financing for the transactions contemplated by this Agreement (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of Buyer with respect to this Agreement and the Ancillary Agreements, and Seller shall expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge Buyer from any obligations it may have pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, Buyer may
(i)authorize and empower such financing sources to assert, either directly or on behalf of Buyer, any claims Buyer may have against Seller under this Agreement and (ii)make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of Buyer for the purpose of enabling the financing sources to assert and collect any such claims.
               11.2 BROKERAGE. Seller and Buyer warrant and represent to one another that, with the exception of Mark Hubbard, broker for Seller, there has been no broker in any way involved in the transactions contemplated hereby and that no one other than Mark Hubbard is or will be entitled to any fee or other compensation in the nature of a brokerage fee or finder's fee as a result of the Closing hereunder. Seller shall be wholly responsible for any brokerage or other fee due to Mark Hubbard.
               11.3 ENTIRE AGREEMENT. This Agreement, together with any related Schedules or Exhibits, contains all the terms agreed upon by the parties with respect to the subject matter herein, and supersedes all prior agreements and understandings among the parties and may not be changed or terminated orally. No attempted change, termination or waiver of any of the provisions hereof shall be binding

                                   Page 21
unless in writing and signed by the party against whom the same is sought to be enforced.

               11.4 HEADINGS. The headings set forth in this Agreement have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement. Unless otherwise specified herein, the section references contained herein refer to sections of this Agreement.

               11.5 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of NewYork.

               11.6 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered mail or overnight delivery, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission, the next day if sent by overnight delivery or, if mailed, two days after the date of deposit in the mails, as follows:

                     (i)  if to Buyer, to:

                          Mr. Anthony F. Renda
                          Renda Broadcasting Corporation
                          Broadcast Plaza
                          Crane Avenue
                          Pittsburgh, PA 15220-4098
                          Fax:    (412) 531-7259
                          Phone:  (412) 531-9500
                          with a copy to:
                          Henry S. Pool
                          Tucker Arensberg, P.C. 1500 One
                          PPG Place Pittsburgh, PA 15222
                          Fax:

                   (ii)  if to Seller, to:

                          Mr. Frank Osborn
Osborn Communications Corporation 130 Mason Street
                          Greenwich, CT 06830 Fax:
                          (203) 629-1749 Phone:  (203)
                          629-0905

                                   Page 22 with a copy
                          to:
                          Robert M. Hirsh
                            Paul, Weiss, Rifkind,
                            Wharton & Garrison
                          1285 Avenue of the Americas
                          New York, NY 10019-6064
                          Fax: (212) 757-3990

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

               11.7 CONSENT TO JURISDICTION. Seller and Buyer hereby submit to the nonexclusive jurisdiction of the courts of the State of NewYork and the federal courts of the United States of America located in such state solely in respect of the interpretation and enforcement of the provisions hereof and of the documents referred to herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any of such documents may not be enforced in or by said courts or that the Station property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

               11.8 PUBLIC ANNOUNCEMENTS. No public announcement (including an announcement to employees) or press release concerning this Agreement or the transactions provided for herein shall be made by either party without the prior approval of the other party, except as required by law.

               11.9 NO THIRD PARTY BENEFICIARIES. Except as specifically provided in Article 9, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person other than the parties and their successors or permitted assigns any rights to remedies under or by reason of this Agreement.

               11.10 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

               11.11 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together

                                   Page 23
constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

               11.12 EXHIBITS AND SCHEDULES. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

               11.13 BULLDOG LICENSE AGREEMENTS. Buyer and Seller acknowledge that at the time this Agreement was executed signature pages to (i) the Nelson License and the Suburban License and (ii) sublicense agreements between Suburban and South Coast Broadcasting Inc., and between the Company and Nelson Broadcasting Corporation (the "Bulldog License Agreements") were not delivered to Buyer as part of such Bulldog License Agreements. Seller agrees with Buyer that Seller shall use its reasonable commercial efforts to deliver to Buyer such Bulldog License Agreements fully executed by all relevant parties within thirty (30) days of the date hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                          SNG HOLDINGS, INC.



                          By:____________________________
                             Name:   Frank D. Osborn
                           Title:  President


                          RENDA BROADCASTING CORPORATION



                          By:____________________________
                             Name:   Anthony F. Renda
                           Title:  President



          IN WITNESS WHEREOF, Osborn Communications Corporation has caused this Agreement to be executed by a duly authorized officer on the day and year first above written for the sole purpose of being bound by the provisions of Section 9 hereof.


                          OSBORN COMMUNICATIONS CORPORATION



                          By:
                             Name:   Frank D.
Osborn
                             Title:  President